Exhibit 99.1
Earnings Release

CubeSmart Reports 2022 Annual Results

MALVERN, PA -- (Globe Newswire) – February 23, 2023 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2022.

“We ended another great year of extraordinary growth, showcasing the strength of our operating platform to maximize cash flows,” commented President and Chief Executive Officer Christopher P. Marr. “We are reaping the benefits of our efficiency initiatives as we’ve managed our expense growth in the face of inflationary pressures. We continue to see good demand for the product and our platform is well-positioned to drive growth throughout 2023.”

Key Highlights for the Fourth Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.36.
●	Reported funds from operations (“FFO”) per share, as adjusted, of $0.67.
●	Increased same-store (521 stores) net operating income (“NOI”) 12.1% year over year, driven by 9.5% revenue growth and a 2.3% increase in property operating expenses.
●	Averaged same-store occupancy of 92.8% during the quarter and ended the quarter at 92.1%.
●	Amended and restated our unsecured revolving credit facility, increasing the size from $750 million to $850 million, improving the pricing, and extending the maturity date to February 15, 2027.
●	Increased the quarterly dividend 14.0% to an annualized rate of $1.96 per common share from the previous annualized rate of $1.72 per common share.
●	Added 28 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 668.

Financial Results

Net income attributable to the Company’s common shareholders was $81.9 million for the fourth quarter of 2022, compared with $45.3 million for the fourth quarter of 2021. EPS attributable to the Company’s common shareholders was $0.36 for the fourth quarter of 2022, compared with $0.21 for the same period last year.

Net income attributable to the Company's common shareholders for the year ended December 31, 2022 was $291.3 million, compared with $223.5 million for the year ended December 31, 2021. EPS increased 18.3% to $1.29 for the year ended December 31, 2022 compared with $1.09 for the prior year.

FFO, as adjusted, was $152.3 million for the fourth quarter of 2022, compared with $126.4 million for the fourth quarter of 2021. FFO per share, as adjusted, increased 15.5% to $0.67 for the fourth quarter of 2022, compared with $0.58 for the same period last year.

FFO, as adjusted, for the year ended December 31, 2022 was $574.5 million, compared with $448.6 million for the year ended December 31, 2021. FFO per share, as adjusted, increased 19.9% to $2.53 for the year ended December 31, 2022, compared with $2.11 for the year ended December 31, 2021.

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Earnings Release

Investment Activity

Acquisition Activity

During the year ended December 31, 2022, the Company acquired three wholly-owned stores located in Georgia (1), Maryland (1) and Texas (1) for $75.7 million.

Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. During the year ended December 31, 2022, the Company opened for operation two development projects in New York (1) and Virginia (1) for a total cost of $60.8 million.

As of December 31, 2022, the Company had two joint venture development properties under construction. The Company anticipates investing a total of $57.3 million related to these projects and had invested $22.7 million of that total as of December 31, 2022. The stores are located in New Jersey (1) and New York (1) and are expected to open at various times during the first and second quarters of 2024.

Third-Party Management

As of December 31, 2022, the Company’s third-party management platform included 668 stores totaling 44.5 million rentable square feet. During the three and twelve months ended December 31, 2022, the Company added 28 stores and 135 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at December 31, 2022 included 521 stores containing approximately 36.9 million rentable square feet, or approximately 83.5% of the aggregate rentable square feet of the Company’s 611 consolidated stores. These same-store properties represented approximately 85.4% of property NOI for the three months ended December 31, 2022.

Same-store physical occupancy as of December 31, 2022 and 2021 was 92.1% and 93.3%, respectively. Same-store revenues for the fourth quarter of 2022 increased 9.5% and same-store operating expenses increased 2.3% from the same quarter in 2021. Same-store NOI increased 12.1% from the fourth quarter of 2021 to the fourth quarter of 2022.

Operating Results

As of December 31, 2022, the Company’s total consolidated portfolio included 611 stores containing 44.1 million rentable square feet and had physical occupancy of 90.3%.

Revenues increased $39.1 million and property operating expenses increased $9.4 million in the fourth quarter of 2022, as compared to the same period in 2021. Increases in revenues were primarily attributable to revenues generated from property acquisitions and recently opened development properties as well as increased rental rates on our same-store portfolio. Increases in property operating expenses were primarily attributable to a $6.2 million increase from stores acquired or opened in 2021 and 2022 included in our non-same store portfolio as well as increases in expenses from same-store properties primarily related to property taxes.

Interest expense increased from $21.0 million during the three months ended December 31, 2021 to $23.6 million during the three months ended December 31, 2022, an increase of $2.6 million. The increase was attributable to a

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Earnings Release

higher amount of outstanding debt during the 2022 period compared to the 2021 period. To fund a portion of our growth, the average outstanding debt balance increased to $3.06 billion during the three months ended December 31, 2022 as compared to $2.56 billion during the three months ended December 31, 2021, partially offset by lower effective interest rates during the 2022 period. The weighted average effective interest rate on our outstanding debt for the three months ended December 31, 2022 and 2021 was 3.02% and 3.27%, respectively.

Financing Activity

On October 26, 2022, the Company amended and restated its unsecured revolving credit facility. The amendment increased the size of the facility from $750 million to $850 million, improved the pricing, and extended the maturity date from June 19, 2024 to February 15, 2027.

During the three months ended December 31, 2022, the Company did not sell any common shares of beneficial interest through its at-the-market ("ATM") equity program. As of December 31, 2022, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 7, 2022, the Company declared a quarterly dividend of $0.49 per common share, a 14.0% increase compared to the Company's previously declared quarterly dividend of $0.43 per common share. The dividend was paid on January 17, 2023 to common shareholders of record on January 3, 2023.

2023 Financial Outlook

“Our balance sheet is well-positioned to take advantage of external growth opportunities that present themselves as clarity returns to the transaction market,” commented Chief Financial Officer Tim Martin. “Our initial 2023 guidance ranges reflect expectations of a solid fundamental backdrop coupled with more normalized operating trends.”

The Company estimates that its fully diluted earnings per share for the year will be between $1.76 and $1.83, and that its fully diluted FFO per share, as adjusted, for 2023 will be between $2.64 and $2.71. Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2023, the same-store pool will consist of 594 properties totaling 42.6 million rentable square feet.

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	Current Ranges for
2023 Full Year Guidance Range Summary	Annual Assumptions
Same-store revenue growth	4.00%	to	5.50%
Same-store expense growth	4.00%	to	5.00%
Same-store NOI growth	4.00%	to	6.00%

Acquisition of consolidated operating properties	$100.0M	to	$200.0M
Dilution from properties in lease-up	$(0.02)	to	$(0.03)

Property management fee income	$36.0M	to	$38.0M
General and administrative expenses	$55.5M	to	$57.5M
Interest and loan amortization expense	$99.0M	to	$101.0M
Full year weighted average shares and units	227.5M		227.5M

Earnings per diluted share allocated to common shareholders	$1.76	to	$1.83
Plus: real estate depreciation and amortization	0.88		0.88
FFO per diluted share, as adjusted	$2.64	to	$2.71

1st Quarter 2023 Guidance	Range
Earnings per diluted share allocated to common shareholders	$0.41	to	$0.43
Plus: real estate depreciation and amortization	0.22		0.22
FFO per diluted share, as adjusted	$0.63	to	$0.65

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 24, 2023 to discuss financial results for the three and twelve months ended December 31, 2022.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: https://www.netroadshow.com/events/login?show=d699cf21&confId=46942.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-844-200-6205 for domestic callers, 1-833-950-0062 for Canadian callers and +1-929-526-1599 for international callers using access code 232596.

After the live webcast, the call will remain available on CubeSmart’s website for 15 days. In addition, a telephonic replay of the call will be available through March 10, 2023. The replay numbers are 1-866-813-9403 for domestic callers, 1-226-828-7578 for Canadian callers and +44-204-525-0658 for international callers. For callers accessing a telephonic replay, the conference number is 997167.

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Supplemental operating and financial data as of December 31, 2022 is available in the Investor Relations section of the Company’s corporate website.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2022 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

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Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;
●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;
●	the failure to execute our business plan;

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●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;
●	reduced availability and increased costs of external sources of capital;
●	increases in interest rates and operating costs;
●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;
●	counterparty non-performance related to the use of derivative financial instruments;
●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;
●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;
●	increases in taxes, fees and assessments from state and local jurisdictions;
●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;
●	reductions in asset valuations and related impairment charges;
●	cyber security breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;
●	changes in real estate, zoning, use and occupancy laws or regulations;
●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;
●	potential environmental and other liabilities;
●	governmental, administrative and executive orders and laws, which could adversely impact our business operations, customer and employee relationships;
●	uninsured or uninsurable losses and the ability to obtain insurance coverage or recovery from insurance against risks and losses;
●	our ability to attract and retain talent in the current labor market;
●	other factors affecting the real estate industry generally or the self-storage industry in particular; and
●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

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Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2022	2021
ASSETS	(unaudited)
Storage properties	$7,295,778	$7,183,494
Less: Accumulated depreciation	(1,247,775)	(1,085,824)
Storage properties, net (including VIE assets of $167,180 and $149,467, respectively)	6,048,003	6,097,670
Cash and cash equivalents	6,064	11,140
Restricted cash	2,861	2,178
Loan procurement costs, net of amortization	5,182	2,322
Investment in real estate ventures, at equity	105,993	119,751
Assets held for sale	3,745	49,313
Other assets, net	153,982	265,705
Total assets	$6,325,830	$6,548,079

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,772,350	$2,768,209
Revolving credit facility	60,900	209,900
Mortgage loans and notes payable, net	162,918	167,676
Lease liabilities - finance leases	65,758	65,801
Accounts payable, accrued expenses and other liabilities	213,297	199,985
Distributions payable	111,190	97,417
Deferred revenue	38,757	37,144
Security deposits	1,087	1,065
Liabilities held for sale	1,773	2,502
Total liabilities	3,428,030	3,549,699

Noncontrolling interests in the Operating Partnership	57,419	108,220

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 224,603,462 and 223,917,993 shares issued and outstanding at December 31, 2022 and 2021, respectively	2,246	2,239
Additional paid-in capital	4,125,478	4,088,392
Accumulated other comprehensive loss	(491)	(570)
Accumulated deficit	(1,301,030)	(1,218,498)
Total CubeSmart shareholders’ equity	2,826,203	2,871,563
Noncontrolling interests in subsidiaries	14,178	18,597
Total equity	2,840,381	2,890,160
Total liabilities and equity	$6,325,830	$6,548,079

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	For the year ended December 31,
	2022	2021	2020

REVENUES
Rental income	$879,289	$707,751	$581,009
Other property related income	96,166	83,605	70,723
Property management fee income	34,169	31,208	27,445
Total revenues	1,009,624	822,564	679,177
OPERATING EXPENSES
Property operating expenses	293,260	252,104	223,634
Depreciation and amortization	310,610	232,049	156,573
General and administrative	54,623	47,809	41,423
Total operating expenses	658,493	531,962	421,630
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(93,284)	(78,448)	(75,890)
Loan procurement amortization expense	(3,897)	(8,168)	(2,674)
Loss on early extinguishment of debt	—	(20,328)	(18,020)
Equity in earnings of real estate ventures	48,877	25,275	178
Gains from sales of real estate, net	—	32,698	6,710
Other	(10,355)	(10,818)	(240)
Total other expense	(58,659)	(59,789)	(89,936)
NET INCOME	292,472	230,813	167,611
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(1,931)	(7,873)	(1,825)
Noncontrolling interest in subsidiaries	722	542	(165)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$291,263	$223,482	$165,621

Basic earnings per share attributable to common shareholders	$1.29	$1.10	$0.85
Diluted earnings per share attributable to common shareholders	$1.29	$1.09	$0.85

Weighted average basic shares outstanding	224,928	203,832	194,147
Weighted average diluted shares outstanding	225,881	205,009	194,943

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Same-Store Facility Results (521 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2022	2021	Change	2022	2021	Change

REVENUES
Rental income	$192,074	$176,504	8.8%	$744,094	$661,989	12.4%
Other property related income	8,634	6,823	26.5%	32,844	27,469	19.6%
Total revenues	200,708	183,327	9.5%	776,938	689,458	12.7%

OPERATING EXPENSES
Property taxes (1)	19,335	17,929	7.8%	80,182	75,476	6.2%
Personnel expense	11,355	12,440	(8.7)%	47,167	48,398	(2.5)%
Advertising	3,720	3,527	5.5%	15,831	16,895	(6.3)%
Repair and maintenance	2,279	2,250	1.3%	8,249	7,895	4.5%
Utilities	4,483	4,294	4.4%	19,039	17,998	5.8%
Property insurance	1,776	1,657	7.2%	6,927	6,446	7.5%
Other expenses	7,204	6,941	3.8%	29,628	27,962	6.0%

Total operating expenses	50,152	49,038	2.3%	207,023	201,070	3.0%

Net operating income (2)	$150,556	$134,289	12.1%	$569,915	$488,388	16.7%

Gross margin	75.0%	73.3%		73.4%	70.8%

Period end occupancy	92.1%	93.3%		92.1%	93.3%

Period average occupancy	92.8%	93.8%		94.0%	94.6%

Total rentable square feet	36,850			36,850

Realized annual rent per occupied square foot (3)	$22.47	$20.43	10.0%	$21.49	$18.99	13.2%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (2)	$150,556	$134,289		$569,915	$488,388
Non same-store net operating income (2)	25,827	11,518		97,136	32,267
Indirect property overhead (4)	12,111	13,045		49,313	49,805
Depreciation and amortization	(69,433)	(68,229)		(310,610)	(232,049)
General and administrative expense	(12,983)	(13,238)		(54,623)	(47,809)
Interest expense on loans	(23,555)	(20,980)		(93,284)	(78,448)
Loan procurement amortization expense	(1,012)	(5,109)		(3,897)	(8,168)
Loss on early extinguishment of debt	-	(20,328)		-	(20,328)
Equity in earnings of real estate ventures	1,345	24,123		48,877	25,275
Gains from sales of real estate, net	-	3,883		-	32,698
Other	(684)	(12,411)		(10,355)	(10,818)

Net income	$82,172	$46,563		$292,472	$230,813

(1)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($114k and $424k for the three months and year ended December 31, 2022, respectively).
(2)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(3)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(4)	Includes property management income earned in conjunction with managed properties.

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Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income attributable to the Company's common shareholders	$81,862	$45,348	$291,263	$223,482

Add (deduct):
Real estate depreciation and amortization:
Real property	68,103	66,880	305,845	226,599
Company's share of unconsolidated real estate ventures	2,141	2,349	9,320	8,510
Gains from sales of real estate, net (1)	—	(27,366)	(45,705)	(56,181)
Noncontrolling interests in the Operating Partnership	527	1,407	1,931	7,873

FFO attributable to common shareholders and OP unitholders	$152,633	$88,618	$562,654	$410,283

Add (deduct):
Loss on early repayment of debt (2)	—	20,328	—	20,884
Transaction-related expenses (3)	—	14,986	10,546	14,986
Loan forgiveness income (4)	—	(1,546)	—	(1,546)
Bridge loan fee (5)	—	4,000	—	4,000
Property damage related to hurricane, net of expected insurance proceeds	(312)	—	1,266	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$152,321	$126,386	$574,466	$448,607

Earnings per share attributable to common shareholders - basic	$0.36	$0.21	$1.29	$1.10
Earnings per share attributable to common shareholders - diluted	$0.36	$0.21	$1.29	$1.09
FFO per share and unit - fully diluted	$0.67	$0.40	$2.47	$1.93
FFO, as adjusted per share and unit - fully diluted	$0.67	$0.58	$2.53	$2.11

Weighted average basic shares outstanding	225,088	211,409	224,928	203,832
Weighted average diluted shares outstanding	225,876	212,792	225,881	205,009
Weighted average diluted shares and units outstanding	227,325	219,280	227,402	212,126

Dividend per common share and unit	$0.49	$0.43	$1.78	$1.45
Payout ratio of FFO, as adjusted	73.1%	74.1%	70.4%	68.7%

(1)	The year ended December 31, 2022 includes gains of $45.7 million related to sales of real estate within the Company's unconsolidated real estate ventures. The three months and year ended December 31, 2021 include gains of $23.5 million related to sales of real estate within the Company's unconsolidated real estate ventures. These amounts are included in the Company's share of equity in earnings of real estate ventures.

(2)	For the three months and year ended December 31, 2021, $20.0 million relates to a prepayment premium and $0.3 million relates to a write-off of unamortized loan procurement costs associated with the Company's redemption, in full, of its $300.0 million of outstanding 4.380% senior notes due 2023 on December 23, 2021. Additionally, for the year ended December 31, 2021, $0.6 million relates to debt modification costs that are included in the Company's share of equity in earnings of real estate ventures.

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(3)	For the year ended December 31, 2022, transaction-related expenses include severance expenses ($10.3 million) and other transaction expenses ($0.2 million). For the three months and year ended December 31, 2021, transaction-related expenses include severance expenses ($14.8 million) and other transaction expenses ($0.2 million). Prior to our acquisition of LAACO, Ltd. on December 9, 2021, the predecessor company entered into severance agreements with certain employees, including members of their executive team. These costs were known to us and the assumption of the obligation to make these payments post-closing was contemplated in our net consideration paid in the transaction. In accordance with GAAP, and based on the specific details of the arrangements with the employees prior to closing, these costs are considered post-combination compensation expenses. Transaction-related expenses are included in the component of other (expense) income designated as Other.

(4)	The Company assumed a Paycheck Protection Program loan in conjunction with the LAACO transaction. This loan was subsequently forgiven by the Small Business Administration and the associated income is included in the component of other (expense) income designated as Other.

(5)	Relates to a nonrefundable commitment fee to obtain bridge financing in the event that the Company's November 2021 senior note offerings were delayed, or could not be executed, in advance of the LAACO transaction. Upon issuance of the senior notes, the bridge financing commitment expired and the fee was fully amortized. The amortization of this fee is included in loan procurement amortization expense.

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